EX99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust regarding the Prospectus and Statement of Additional Information of the Aristotle Core Equity Fund, a series of the Investment Managers Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2017